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                                                                   Exhibit 10.B


                      MARKETING AND DISTRIBUTION AGREEMENT

      THIS STRATEGIC MARKETING AND DISTRIBUTION AGREEMENT ("Agreement") is entered into by and between Rubbermaid Incorporated, Home Products Division, an Ohio corporation having its principal place of business at 1147 Akron Road, Wooster, Ohio 44691 ("Rubbermaid") and Innova Pure Water, Inc. a Florida corporation having its principal place of business at 13160 56th Court, Suite 510, Clearwater, Florida 34620 ("Innova").

      WHEREAS, Innova has a proprietary line of existing water filtration products and the capacity to manufacture those products more particularly described in Exhibit A ("Product") for Rubbermaid; and has the know-how and the ability to develop and produce new water filtration products, some of which are covered by existing or pending patents; and

      WHEREAS, Rubbermaid desires to utilize Innova's technology, know-how and capability to meet some of its requirements for water filtration products;

      NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties, intending to be legally bound hereto, agree as follows:

       1 . Term of Agreement. The term of this Agreement shall commence on July 21, 1997 ("Commencement Date") and, except as otherwise provided herein, shall continue until twenty four (24) months after the date on which either party provides the other with written notice of termination. Should such notice be provided by Rubbermaid, Rubbermaid may allow Innova to re-enter the market with product not bearing the Rubbermaid name during the 24 month period by mutual agreement, and provide to Innova the option with Rubbermaid consent to acquire product associated assets which may have been purchased by Rubbermaid including but not limited to tooling and packaging, at the termination of the 24 month period. Should such notice be provided by Innova the provisions of Paragraph 2 shall continue to apply during the 24 month termination period.

       2. Marketing Rights/Territory. Innova hereby grants to Rubbermaid during the term of this Agreement and Rubbermaid acknowledges and accepts the exclusive right to market and distribute Product throughout the United States, Canada, Mexico, Australia, Japan and the countries of Central America, South America, and Europe listed on Exhibit "B" attached hereto ("Territory") in all consumer channels of trade, and the nonexclusive right to market and distribute Product throughout the rest of the world in all channels of trade and in all other channels of trade within the Territory, except as herein excluded or modified and with the exception of pre-existing agreements between Innova and:

          a. GT Merchandising and Licensing, Inc. Television direct sales & Richard Simmons private label.

          b. Fun Design, Inc. Water Bottles for the youth market containing figural designs.

          c. The Rose Group, Inc. Baby Bottles and Sippy Cups incorporating water filtration.



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          d. Bowline Family Products, Inc. Markets Bottles containing an Innova
             Filter in conjunction with Tote/Carrying Bags.

          e. AC International and Abingdon & Associates - London Licensed to market Bike Bottles with filter to the Bicycle market.

          f. Akiyama - Japan Sells Innova's older retail product as provided by list to Rubbermaid

          g. New Zealand. Distribution agreement in place.

          h. Korea. Distribution agreement in place.

          i. Israel. Distribution agreement under negotiation.

          j. Innova retains the right to market product without the Rubbermaid name on a nonexclusive basis in the following channels of trade:

             i.   Premiums and Incentives
             ii.  Electronic Sales
             iii. Direct Response Sales

          k. Innova retains the right to market product without the Rubbermaid name on an exclusive basis in the following channels of trade:

             i.   Schools and bookstores
             ii.  Non-Consumer Military
             iii. Advertising Specialties (except for retail private label products)
             iv.  Catalog (Mail Order) (Rubbermaid Catalog Excluded)

      Any use of the Rubbermaid name will be subject to approval by Rubbermaid.

      In the event that Innova, either directly or through a third party, elects to enter markets other than those exclusively granted to Rubbermaid under this Agreement, Rubbermaid shall have a right of first refusal to obtain said markets as its exclusive market. Innova shall provide Rubbermaid with written notice of said market entrance. Rubbermaid shall have thirty (30) days from the date it receives said notice to notify Innova of its decision to refrain from exercising its right of first refusal or to exercise its right of first refusal, in which event this Agreement shall be amended to reflect the addition of said market.

      Countries assigned to Rubbermaid on an exclusive basis require Rubbermaid to prepare a business plan to generate sales within a six month time frame.




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      In connection with the grant of the marketing licenses to Rubbermaid hereunder, the parties further agree as follows:

          a. Innova hereby grants Rubbermaid on a right of first refusal basis the right to market any newly developed products of Innova. If accepted, Rubbermaid will provide an addendum to its product forecast and launch the product specified within one year.

          b. The grant of exclusive marketing rights in Canada is subject to payment by Rubbermaid of all costs incurred by Innova's current Canadian distributor not to exceed $20,000 for the release of such distributor's rights to market Innova products in Canada.

          c. Rubbermaid intends to introduce one or more of the Products listed on Exhibit A, which will be selected by Rubbermaid via written notice to Innova, via direct response sales/infomercial under the Rubbermaid name within ninety days after Commencement Date. At the time of said selection, a new Exhibit A shall be prepared with all Product not selected by Rubbermaid for its initial launch being moved to the section of Exhibit A entitled Possible Future Product. Rubbermaid may, at its option, elect to launch one or more Possible Future Products by providing Innova of written notice of the same. All Product and all Possible Future Product shall be subject to the exclusivity provisions of Paragraph 2. Until Rubbermaid launches each Product, Innova may continue any current or prospective sales opportunities excluding KMart, Target and Wal-Mart.

          d. On or before August 15, 1997, Rubbermaid will provide to Innova a product production requirement schedule through November 1997, which will be integrated into the other forecast requirements. Said schedule shall not be deemed to be a commitment on Rubbermaid's part to purchase said quantities of Product unless and until said quantities are made a part of Rubbermaid's firm 30 day release schedule.

          e. On or before October 15, 1997, Innova will supply to Rubbermaid a suggested future product list of new products with an estimated time to complete.

          f. By December 31, 1997, Rubbermaid will select and prioritize the additional products that Rubbermaid would like to introduce in order in preference and by specific dates.



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          g. Anything in this Agreement to the contrary notwithstanding, during the term of this Agreement Innova shall not market or manufacture for itself or any third party for sale in the consumer channel of trade assigned to Rubbermaid Product, Possible Future Product, or any other water filtration product substantially similar in functionality and design to any water filtration product manufactured by or for Rubbermaid, except as set forth in the exception listing in the first portion of Paragraph 2.

      3. Product Specifications. Innova shall produce Product in accordance with Product specifications contained in Exhibit A hereto (as amended from time to time by mutual agreement) and an appropriate product PROOF including packaging which will be submitted and approved by Rubbermaid.

      4. Product Packaging. Innova shall package Product in point of purchase packaging and shipper cartons in accordance with the packaging specifications contained in Exhibit C hereto; the cost of which is incorporated within the Product pricing. Rubbermaid may require Innova to modify the existing packaging as specified in Exhibit C. All packaging design, art, photography and plates, etc. required to modify existing packaging or to create new packaging will be either supplied by or paid by Rubbermaid. All Product pricing changes required due to changes in packaging are subject to the mutual agreement of the parties as called for under Paragraph 5.

      5. Product Price. The price to be paid to Innova by Rubbermaid for Product is set forth on Exhibit D. Innova shall provide Rubbermaid with 90 days prior notice of any requested price change. The parties must mutually agree upon any such price change in order for it to be effective. In the event that the parties are unable to reach agreement on pricing, either party may terminate this Agreement as effective 90 days after notice of termination. During the 90 day termination period, pricing in effect prior to the requested price change shall apply.

      6. Limited Price Adjustment. Rubbermaid will pay Innova an additional $0.10 per unit for the first 10 million units of Product purchased by Rubbermaid.

          After the initial Product launch with Rubbermaid's retail customers and filling the "pipeline", and three months of sustained production rate of three hundred thousand (300,000) units per month, should termination notice be given by Rubbermaid, Rubbermaid shall pay Innova, at the time of termination notice, $500,000 less any revenues paid as a result of this $0.10 per unit payment to that date. If during the 24-month termination notice period, total unit sales by Rubbermaid exceeds 5 million, the $0.10 per unit payment will continue up to and including 10 million units of Product or such lesser quantities as may be sold by Rubbermaid.

      7. Production and Marketing Efficiency. The parties shall dedicate human resources and work jointly to identify raw material, process and conversion cost improvement opportunities and determine the cost benefits. Savings brought forth by any means will be equally divided between the parties. Innova shall use the lowest cost acceptable suppliers identified by either party for all raw materials and freight provided such raw materials permit Innova to meet specifications set forth in Exhibit A. Except in the case where Rubbermaid supplies raw materials as provided for below, if Innova elects to use a supplier other than the



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lowest cost acceptable supplier Innova shall reduce Product pricing in an amount equal to 50% of the difference between the lowest cost supplier and the supplier utilized by Innova. Rubbermaid may, at its option at any time, on thirty (30) days prior written notice to Innova, require Innova to purchase raw materials directly from Rubbermaid under the terms of Rubbermaid's standard security agreement and related documentation, so long as such supply requirement does not create a liability for Innova as a result of contract default with an existing supplier, and Rubbermaid is the lowest cost supplier of an equal quality material.

      Should Rubbermaid direct Innova to use certain suppliers, and such suppliers fail to perform related to quality or timely delivery which impact Innova's ability to respond to Rubbermaid's needs, Innova will not be held accountable for such failure, and Rubbermaid agrees to reimburse Innova with all associated costs incurred.

      8. Sales Forecasts. Rubbermaid will provide Innova with an annual forecast by Product. This forecast does not represent a financial commitment by Rubbermaid to purchase said quantities of Product unless and until said quantities are made a part of Rubbermaid's firm 30 day release schedule. To the degree possible, each party will keep the other advised of pending changes, or problems of any kind to provide the maximum amount of time for reaction and cure. Additionally:

          a) A 13 week rolling Product forecast will be provided by Rubbermaid and updated weekly. These forecasts do not represent a commitment by Rubbermaid to purchase said quantities of Product unless and until said quantities are made a part of Rubbermaid's firm 30 day release schedule.

          b) Should additional tooling be required to meet the delivery requirements, such condition will be communicated to Rubbermaid within 15 days.

          c) The details of the 9 week and 13 week forecast will be revised to more specific 30 day release schedule to which Innova will respond to the degree possible and immediately note exceptions, if any, to Rubbermaid.

          d) In the event that Rubbermaid's firm 30 day release schedule requires quantities of Product which are less than 75% of the, 9 week forecast and should purchased goods inventory be accumulated based upon the 9 week forecast and remain unused, the associated carrying costs will be passed on to Rubbermaid.

      9. Product Shipping. Depending upon Rubbermaid's desires and Innova's warehousing and shipping capability, Innova may ship either to Rubbermaid for distribution or directly to the customer, at Rubbermaid's option.

          a. Initially, Innova will ship to Rubbermaid by truckload for distribution to the customer.




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          b. FOB point factory, Clearwater, FL unless Innova advises Rubbermaid of a change. All freight charges will be collect or 3rd party billing to Rubbermaid.

      10. Billing and Payment Procedure. Rubbermaid will pay Innova in advance, an amount of money approximating Rubbermaid's firm 30 day release schedule, which will be periodically increased or decreased in accordance with release schedules. Innova will invoice Rubbermaid for Product upon shipments and Rubbermaid will pay such invoices within 30 days. Innova agrees to grant Rubbermaid a security interest in all work in process and finished Product inventories related to Rubbermaid's orders to secure repayment of any preshipment payment by Rubbermaid. The parties shall execute a security agreement in the form attached hereto as Exhibit F to effectuate the grant of such security interest.

      11. Nonconforming Product. Innova shall, within thirty (30) days of the submission of a claim by Rubbermaid to Innova for non-conforming Product, credit Rubbermaid with the full purchase price of any unit of Product if it or its packaging is found not to be in conformance with the specifications set forth in Exhibits A or C, and approved product PROOF provided that such unit of Product is, at Innova's option and expense, returned to Innova. Innova has the right to inspect the product before it is returned. In addition, within thirty
(30) days of the submission of a claim by Rubbermaid to Innova that Rubbermaid has incurred customer imposed penalties for the receipt of late or non-conforming Product, reimburse Rubbermaid for the amount of said penalties, provided Rubbermaid has not previously approved that aspect of the product or packaging deemed non-conforming. No penalty shall be assessed for delivery delays beyond Innova's control. Product not conforming to the specifications contained on Exhibits A or C shall be disposed of in a manner mutually agreed upon between the parties.

      12. New Products. In the event that Innova, either at Rubbermaid's request or of its own initiative, develops water filtration products other than Product defined herein ("New Products"), it shall first offer the same to Rubbermaid. Should Rubbermaid elect to pursue the marketing and distribution of New Products the parties will negotiate in good faith regarding the allocation of the costs for the development and manufacturing of New Products. In the event that Rubbermaid elects to market and distribute New Product, this Agreement shall be amended accordingly.

      13. Default by Innova. Innova shall have 30 days from receipt of due notice from Rubbermaid to cure any of the following events of default brought to its attention before Rubbermaid may immediately terminate this Agreement for cause as herein provided.

          a. Product manufactured by Innova consistently fails to meet the mutually agreed upon then current Product specifications contained on Exhibits A or C; or

          b. Product prices are not competitive with prices available at retail from other qualified sources meeting similar requirements on an ongoing basis whose product meets the quality standards set forth in the Agreement, and Innova is unwilling or unable to meet these prices;



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          c. Innova fails to meet ninety percent (90%) of the expected on time and complete delivery levels based on the release schedules for existing (not new) production Products provided by Rubbermaid and accepted by Innova. Innova will not unreasonably withhold such acceptance provided the release is within the capacity of Innova to produce and is in line with prior forecasts to which exceptions have not been taken. Innova further assumes that no Product deviations from previous shipments are involved. The thirty day remedial period IS automatically triggered after the first 30 days of failure to meet delivery schedule without formal notice by Rubbermaid.

          d. Innova attempts to assign this Agreement or any rights hereunder, without Rubbermaid's prior written consent; or there is a fundamental change in the control of Innova without Rubbermaid's prior written consent, which is unacceptable to Rubbermaid. An exception is the exercise of warrants by Innova Holdings, LLC, which is a matter of public record.

          e. Innova ceases to function as a going concern; or ceases to conduct its operation in the normal course of business; or a receiver for it is appointed; or it otherwise takes advantage of any insolvency law; or

          f. Innova breaches any other material provision of this Agreement.

      14. Default by Rubbermaid. Within twelve (12) months of Commencement Date, should Rubbermaid fail to achieve a minimum distribution with 25% of mass merchant accounts including at least one of the "majors", Innova shall have the right to terminate this agreement. Further, should Rubbermaid fail to make payments as provided for in this agreement Innova may terminate this agreement, providing due notice has been given and 30 days are allowed for the cure of the default.

      15. Post-termination Procedures. Upon termination of this Agreement, Rubbermaid and Innova shall develop a strategy to minimize finished Product and raw and finished material inventories ordered and committed by Rubbermaid in its firm 30 day release schedule remaining in Innova's possession.

      16. Product Standards. All Product shall conform with all federal, state and local statutes and regulations and all voluntary industry standards. Filters and product's shall be certified by NSF International under NSF Standard No. 42, class 2 or better performance. NSF certification will be contracted by Rubbermaid with the full cooperation of Innova. Costs associated with NSF certification will be paid by Rubbermaid.



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      17. Patent Rights.

          a. Should Rubbermaid be the subject of an action for patent infringement of the rights of third parties by reason of making, using or selling the Products identified herein, Innova shall be solely responsible for the defense and damages resulting from such suit and shall indemnify and hold Rubbermaid harmless from all damages, costs, and liability resulting from such suit. Rubbermaid shall have the right at its option and expense to participate jointly with Innova in the defense of the action. Rubbermaid will promptly notify Innova of any potential infringement of which they become aware.

          b. In the event Rubbermaid believes a third party is infringing upon the patent rights in any country, Rubbermaid and Innova may bring suit jointly to enjoin the same, sharing the costs of such suit equally and sharing equally in any recovery resulting therefrom. In the event that either party elects not to participate in such suit, the other party shall have the right to bring suit at its sole expense and to any recovery resulting therefrom. Should an infringing party offer a settlement satisfactory to Innova, Innova may elect to accept such settlement if satisfactory to both parties to this agreement and apply 50% of the proceeds and continuing royalties to the cost of the product supplied to Rubbermaid. Alternatively, Rubbermaid shall at its option have the right to pursue the infringing party at its costs and retain any monies recovered over and above the settlement value which Innova would otherwise have received.

          c. Innova agrees to provide whatever assistance is necessary to obtain assignments to Rubbermaid and Innova of the patent applications filed internationally pursuant to this Agreement. Rubbermaid may at its expense file patent applications in any country in the Territory it so elects based upon the United States Patent Rights of Innova. The parties agree to jointly own the patent applications and subsequent patents which shall be considered part of the patent rights subject to this Agreement. All countries in which Rubbermaid elects to file patent applications shall be considered part of the Territory as defined in this Agreement with the responsibility to exploit said Territory.

          d. In the event that Rubbermaid does not desire to seek protection in any country, Innova shall have the right to do so at its sole expense and to own the patent application and subsequent patent. However, should Rubbermaid either fail to effectively develop any market covered by a joint patent or choose to terminate this agreement, Innova can recover all patent rights by reimbursing Rubbermaid the cost of such patents prorated to the term of protection remaining.



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      Rubbermaid may not grant a license to a third party without the expressed written approval and consent of Innova.

      18. Information Systems. Each party shall be responsible for securing, at its own expense, the computer software and hardware, as specified by Rubbermaid, which it requires to transmit data to, or receive data from, the other party in performing its obligations under this Agreement, provided the
(EDI) equipment and software is cost effective, practical, and current state of the art. Innova presently has EDI capability covering purchase orders, invoicing, and shipping information.

      19. Access to Records. Innova shall provide Rubbermaid with the records set forth on Schedule A and access to its books and records relating to the manufacture and sale of Product. Said records shall be made available during normal business hours on not less than fifteen (15) days prior written notice.

      20. Confidentiality. Each party shall maintain in confidence and safeguard the identity of the other party and all confidential business and technical information which becomes available to it from the other in connection with this Agreement in accordance with the terms of the confidentiality agreement attached hereto as Exhibit E. Neither party shall make any public announcement via press release or otherwise regarding the relationship between the parties without the other party's prior consent. However, as public companies both companies shall release appropriate notices to the wire services within the time constraints imposed by the SEC.

      21. Service Marks. Innova acknowledges that Rubbermaid owns the worldwide rights to the mark RUBBERMAID and the distinctive elliptical panel with parallel ends. Innova agrees that, on Product sold to Rubbermaid, Innova shall use the mark and panel only in the manner and form prescribed by Rubbermaid. It shall not use the mark or panel on any product, product packaging or literature that is not sold directly to Rubbermaid, without the express written consent of Rubbermaid.

      The same provision will be provided to Innova, pertaining to its trademarks and intellectual property which Rubbermaid shall agree to honor.

      22. Independent Contractor Status. Innova is an independent contractor for Rubbermaid. This Agreement does not constitute Innova as an agent or legal representative of Rubbermaid for any purpose whatsoever. Innova is not granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of Rubbermaid or to bind Rubbermaid in any manner or thing whatsoever. Nothing in this Agreement shall be construed as creating a partnership or joint-venture between the parties. Nor does this agreement convey any rights for patents and trademarks owned by Innova beyond their use as a component and accommodation under this agreement.

      23. Compliance and Laws. Innova represents and warrants to Rubbermaid that it is in and shall remain in compliance with all applicable federal, state and local statues and regulations regarding health, safety and the environment.



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      24. Force Majeure. Neither party shall be liable to the other for delay in the performance of its duties hereunder to the extent that such delay is the result of an act of God or other conditions beyond that party's control such as government regulation, embargo, fire, flood, accident, strike, or the like.

      25. Entire Agreement. This Agreement, and to the extent not inconsistent herewith the terms and conditions contained on the face of Rubbermaid's purchase orders issued hereunder, constitutes the entire understanding between the parties and there are no other promises or representations made except as they appear in this Agreement. Further, any amendment or modification of the terms hereof shall not be effective unless in writing and signed by both parties.

      26. Product Liability. Innova shall indemnify Rubbermaid and defend and hold Rubbermaid harmless from and against any losses, costs, damages and expenses whatsoever which Rubbermaid may sustain or incur on account of product liability claims for defects in the design or manufacture of Product arising in conjunction with the sale or use of Product. Rubbermaid shall promptly deliver to Innova any notices or papers served upon it in any proceeding covered by this indemnity. Innova shall not be responsible for misuse of the Product or for improper representations made about the Product by Rubbermaid.

      27. Insurance Coverage. Innova shall pay for and maintain comprehensive general liability insurance with products liability, contractual and completed operations coverages, policies for which shall list Rubbermaid as a named additional insured and shall reflect minimum bodily injury limits of $1,000,000.00, each occurrence, and $2,000,000.00, aggregate, and minimum property damage limits of $500,000.00. Evidence of these coverages shall be provided, in certificate form, coincident with or prior to execution of this Agreement.

      28. Waiver. The failure of either party to enforce at any time or for any period of time a provision or provision hereof in accordance with its terms shall not be construed to be a waiver of such provision(s) or of the rights of such party thereafter to enforce each and every such Provision(s).

      29. Severability. If any part of this Agreement shall be adjudged invalid, it shall be considered to be severable and the remainder of the Agreement shall continue in full force and effect to the extent practicable.

      30. Applicable Law. This Agreement is subject to, and shall be construed and interpreted in accordance with, the laws of the State of Ohio. The parties agree that all disputes may be settled by mediation by which both parties will make a sincere effort to settle in good faith.

      31. Attorneys' Fees. In the event the obligations of the parties expressed herein are the subject of litigation, the prevailing party shall be entitled to recover from the other party all reasonable costs and expenses of such litigation, including reasonable attorneys' fees and costs of appeal.



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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the dates set forth below.


                                          RUBBERMAID INCORPORATED



                                          By /s/
                                            -----------------------------------
                                          Title
                                               --------------------------------
                                          Date 7/22/97
                                              ---------------------------------

                                          INNOVA PURE WATER, INC..

                                          By /s/
                                            -----------------------------------
                                          Title Chairman
                                               --------------------------------
                                          Date July 21, 1997
                                              ---------------------------------





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